CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement Nos. 333-227073 and 333-230589 on Form S-8 of our report dated March 10, 2020, relating to the financial statements of Bionano Genomics, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2019.
/s/ Deloitte & Touche LLP
San Diego, California
March 10, 2020